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                                                                 Exhibit 4.6(d)

                      THIRD AMENDMENT TO WARRANT AGREEMENT

        THIS THIRD AMENDMENT TO THE WARRANT AGREEMENT is dated as of the 25th day of November, 1997 between ESCALON MEDICAL CORP., a California corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Warrant Agent").

        WHEREAS, the Company and U.S. Stock Transfer Corporation, a California corporation (the "Former Warrant Agent"), entered into a certain Warrant Agreement, dated as of November 17, 1993 (the "Warrant Agreement") pursuant to which the Warrant Agent undertook to act on behalf of the Company in connection with the issuance, transfer, exchange, replacement, redemption and surrender of certain warrants;

        WHEREAS, on June 1, 1994, the Warrant Agreement was amended to clarify that certain warrants received by a shareholder of Intelligent Surgical Lasers, Inc., a California corporation which was renamed Escalon Medical Corp., were subject to the terms of the Warrant Agreement;

        WHEREAS, on September 1, 1994, the Warrant Agreement was amended to replace the Former Warrant Agent with American Stock Transfer & Trust Company;

        WHEREAS, on November 20, 1997, the Company held its annual meeting of shareholders at which time the shareholders approved a one-for-four reverse stock split of the Company's Common Stock (the "Reverse Split");

        WHEREAS, pursuant to the terms of the Warrant Agreement as a result of the Reverse Split, certain adjustments must be made to the terms of the warrants governed by the Warrant Agreement; and

        WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement to clarify the number of shares issuable under the warrants following the Reverse Split.

        NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Amendment.

        a. The Warrant Agreement is hereby amended by changing all reference to the name of the (i) Company within the Warrant Agreement from Intelligent Surgical Lasers, Inc. to Escalon Medical Corp. and (ii) Warrant Agent within the Warrant Agreement from U.S. Stock Transfer Corporation to American Stock Transfer & Trust Company.

        b. The first sentence of Section 2.1 is hereby amended to read in its entirety as follows:


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                Each Warrant Certificate shall, when signed by the Chairman,
                Chief Executive Officer or President or any Vice President, and by the Chief Financial Officer or Treasurer or any Assistant Treasurer, or Secretary or any Assistant Secretary, of the Company and countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of Article III hereof, to purchase from the Company one-quarter of a share of Common Stock for each Warrant evidenced thereby, at the purchase price of $6.25 per share in the case of the Class A Warrants and the Underwriter's Class A Warrants, at a purchase price of $7.50 per share in the case of the Class B Warrants and the Underwriter's Class B Warrants, and at the purchase price equal to the public offering price of the Units in the Offering or, in the event that the offering does not close by December 31, 1993, at the purchase price of $5.00 per share in the case of the Class C Warrants (collectively, the "Initial Exercise Prices"), or such adjusted number of shares at such adjusted purchase price as may be established from time to time pursuant to the provisions of Article IV hereof, payable in full at the time of exercise of the Warrant.

Note:  For convenience, the amended language has been underlined.

2. Effect of Amendment. The parties hereto agree that, except as expressly set forth herein, all other provisions of the Warrant Agreement shall continue in full force and effect without amendment.

3. Counterparts. This Third Amendment may be executed in two counterparts, each of which shall be an original but which together constitutes one and the same instrument.

        IN WITNESS WHEREOF, the parties have duly executed this Third Amendment as of the date first above written.

                                          ESCALON MEDICAL CORP.

                                          By:/s/ John T. Rich
                                             ---------------------------
                                          Name:  John T. Rich
                                          Title:  Vice President, Finance and
                                                   Administration, Secretary

                                          AMERICAN STOCK TRANSFER &
                                          TRUST COMPANY

                                          By: /s/ Herbert J. Lemmer
                                             ---------------------------
                                          Name:  Herbert J. Lemmer
                                          Title:Vice President